Exhibit 10.1

Form of

Transition Services Agreement

by and between

[Service Provider]

and

The Wimble Company

Effective as of                          ,

TABLE OF CONTENTS

1. DEFINITIONS	1

2. TERM	6

3. SERVICES	6

3.1 Base Services	6

3.2 Substantive Business Decisions Prohibited	7

4. SERVICE PROVIDER SUBCONTRACTORS AND THIRD-PARTY CONTRACTS	8

4.1 Subcontractors	8

4.2 Customer Compliance with Third-Party Contracts	8

5. RELATIONSHIP MANAGEMENT	8

5.1 Relationship Managers	8

5.2 Regulatory Review	8

5.3 Books and Records	9

5.4 Change Management Process	9

5.5 Dispute Resolution	9

6. FACILITIES	10

6.1 Use of Customer Facilities	10

6.2 Service Provider Facilities and Systems	11

7. TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS	11

7.1 Customer Owned Technology	11

7.2 Service Provider Owned Technology	12

7.3 No Implied Licenses; Residuals	12

7.4 Required Consents	12

8. CUSTOMER DATA AND PHYSICAL SECURITY	14

8.1 Definition	14

8.2 Ownership	14

8.3 Data Security	14

8.4 Physical Security for Facilities	14

9. CONFIDENTIALITY	14

i

9.1 Confidential Information	14

9.2 Obligations	14

9.3 Exceptions to Confidential Treatment	15

9.4 Return or Destruction	15

10. COMPENSATION	16

10.1 Service Fee	16

10.2 Other Expenses	16

10.3 Service Taxes	16

10.4 Invoicing and Payment	17

11. REPRESENTATIONS AND WARRANTIES; OTHER AGREEMENTS	17

11.1 Authority	17

11.2 Compliance with Laws	17

11.3 Standard of Performance; Standard of Care	17

11.4 Internal Cost Allocation	18

11.5 Disclaimer	18

12. INSURANCE	18

12.1 Coverages	18

12.2 Policies	19

12.3 Risk of Loss	19

13. INDEMNITIES, PROCEDURES AND LIMITATIONS	19

13.1 Indemnification by Customer	19

13.2 Indemnification by Service Provider	20

13.3 Calculation of Indemnity Payments	20

13.4 Indemnification Procedure	21

13.5 Limitations on Liability	22

13.6 Indemnification and Limitations on Liability Relating to Negligence and Strict Liability	23

13.7 Waiver of Subrogation	23

13.8 Exclusive Remedy	23

14. TERMINATION	24

14.1 Termination Rights	24

14.2 Survival	24

14.3 Rights Upon Termination or Expiration	24

15. GENERAL	25

15.1 Construction	25

15.2 No Third-Party Beneficiaries; Assignability	25

15.3 Counterparts	26

15.4 Entire Agreement	26

15.5 Force Majeure	26

15.6 Further Assurances	27

15.7 Governing Law; Jurisdiction; Waiver of Jury Trial	27

15.8 Independent Contractors	28

15.9 Notices	28

15.10 Publicity	29

15.11 Amendments and Waivers	29

15.12 Severability	29

15.13 Limitation	29

SCHEDULES

Schedule A	Services
Schedule A-1	Precluded Services
Schedule B	Recipients
Schedule C	Pricing
Schedule D	Certain Service Provider Agreements

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into effective                   ,          (the “Effective Date”) by and between The Wimble Company, a Delaware corporation (“Customer”) and [Service Provider], an Ohio corporation (“Service Provider”).

WHEREAS, Customer desires to obtain from Service Provider the information technology and business process services described in this Agreement on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning given in the preamble.

“Base Services” has the meaning set forth in Section 3.1(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Change Management Process” has the meaning set forth in Section 5.4.

“Charges” means the amounts payable by Customer to Service Provider pursuant to Article 10.

“Claim Notice” has the meaning set forth in Section 13.4(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” has the meaning set forth in Section 9.1.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Customer” has the meaning set forth in the preamble. References herein to “Customer” will include the “Recipients” to the extent the context requires.

“Customer Data” has the meaning set forth in Section 8.1.

“Customer Group” has the meaning set forth in Section 5.5.

“Customer Equipment” means all Equipment owned or leased (other than from Service Provider) by Customer that is used in connection with the Services.

“Customer Facilities” has the meaning set forth in Section 6.1(a).

“Customer Owned Technology” has the meaning set forth in Section 7.1.

“Customer Parties” has the meaning set forth in Section 13.2.

“Customer Software” means all Software owned by, or provided under license (other than from Service Provider) to, Customer that is used in connection with the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Customer System” means an interconnected grouping of Customer Equipment and/or Customer Software that is used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Customer Technology” means Customer Owned Technology and Customer Third-Party Technology.

“Customer Third-Party Technology” means all Technology licensed (other than by Service Provider) to Customer that is provided to Service Provider for use in connection with the Services.

“Direct Claim” has the meaning set forth in Section 5.5.

“Effective Date” has the meaning set forth in the preamble.

“Equipment” means computer and telecommunications equipment (without regard to the entity owning or leasing such equipment), including: (i) servers, personal computers, and associated attachments, accessories, peripheral devices and other equipment; and (ii) private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.

“Force Majeure Event” has the meaning set forth in Section 15.5(a).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Indemnitee” has the meaning set forth in Section 13.4.

“Indemnifying Party” has the meaning set forth in Section 13.4.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (iii) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) trade secrets and all other confidential or proprietary information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (v) rights of privacy and publicity, and (vi) any and all other proprietary rights, and (vii) any and all other intellectual property under the Laws of any country throughout the world.

“Interest Rate” means a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A. (or its successor or another major money center commercial bank agreed to by the Parties), plus three percent (3%), but in no case higher than the maximum rate permitted by Law.

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (i) with respect to Direct Claims, “Losses” will not include attorneys’ fees or other mediation or litigation expenses (including experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article 13 and (ii) “Losses” will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parent” has the meaning set forth in the Separation Agreement.

“Party” means either Customer or Service Provider.

“Parties” means Customer and Service Provider.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pricing Schedule” means Schedule C to this Agreement.

“Recipient” has the meaning set forth in Section 3.1(c).

“Recipient Personnel” means any employees, representatives, contractors, subcontractors and agents of any Recipient, and employees, representatives, contractors, subcontractors and agents of any third-party contractors providing Services to Customer.

“Refund” means any cash refund of Service Taxes or reduction of Service Taxes by means of credit, offset or otherwise, together with any interest received thereon.

“Relationship Manager” has the meaning set forth in Section 5.1.

“Required Consents” means (i) all consents required at any time to grant Service Provider the right to use and/or access Customer Third-Party Technology, Customer Software, Customer Equipment, the Customer System and Recipient software and equipment in connection with providing the Services; (ii) all consents required at any time to grant Customer and the Recipients, to the extent necessary to exercise their rights or perform their obligations under this Agreement, the right to use and/or access Service Provider Technology, Service Provider Software, Service Provider Equipment and the Service Provider System; and (iii) all other consents, including consents to modification of third-party licenses or other Contracts, required from third parties at any time in connection with Service Provider’s provision of the Services.

“Separation Agreement” means that certain Separation Agreement, dated as of April 5, 2011, herewith, by and between Customer, Service Provider and the other party thereto, relating to the separation of Customer’s business from Service Provider.

“Service Provider Equipment” means all Equipment owned or leased by Service Provider or a Service Provider Affiliate or Subcontractor and used in connection with the Services.

“Service Provider Facilities” has the meaning set forth in Section 6.2(a).

“Service Provider Group” has the meaning set forth in Section 5.5.

“Service Provider Owned Technology” has the meaning set forth in Section 7.2.

“Service Provider Parties” has the meaning set forth in Section 13.1(a).

“Service Provider Personnel” means those employees, representatives, contractors, subcontractors and agents of Service Provider, Subcontractors and Service Provider Affiliates who perform any Services under this Agreement.

“Service Provider Software” means all software programs and programming owned by, or provided under license (other than from Customer) to, Service Provider and used to provide the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Service Provider System” means an interconnected grouping of Service Provider Equipment and/or Service Provider Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Service Provider Technology” means Service Provider Owned Technology and Service Provider Third-Party Technology.

“Service Provider Third-Party Technology” means any third-party Technology (other than Customer Third-Party Technology) used by Service Provider, a Service Provider Affiliate or Subcontractor in connection with the Services.

“Service Tax” or “Service Taxes” means sales, use, value added, ad valorem, transfer, recording, service, service use, and other similar taxes, fees, premiums, assessments or charges imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such governmental entity or political subdivision.

“Services” means the Base Services and any Termination Assistance Services.

“Software” means programs and programming (including the supporting documentation, media, on-line help facilities and tutorials).

“Subcontractors” means Service Provider’s contractors or other service providers that perform a portion of the Services.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein.

“Technology” means all formulae; algorithms; processes; procedures; designs; ideas; concepts; research; inventions and invention disclosures (whether or not patentable or reduced to practice); know-how, proprietary information and methodologies; trade secrets; technology; computer software (in both object and source code form); databases; specifications; and all records thereof, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports and drawings, and all Intellectual Property subsisting in each of the foregoing.

“Term” has the meaning set forth in Article 2.

“Termination Assistance Services” has the meaning set forth in Section 14.3.

“Third-Party Claims” has the meaning set forth in Section 13.4.

“Transaction Agreement” means that certain Transaction Agreement, dated as of April 5, 2011, herewith, by and among Customer, Service Provider and the other parties thereto.

2.	TERM

The term of this Agreement will begin on the Effective Date and will end at midnight on [INSERT DATE THAT IS 12 MONTHS FROM CLOSING DATE], except in the case of certain Services specifically identified on Part I of Schedule A for which the term of such Services will end at midnight on [INSERT DATE THAT IS 6 MONTHS FROM CLOSING DATE] (collectively, the “Term”), unless earlier terminated in accordance with the terms of this Agreement.

3.	SERVICES

3.1 Base Services.

(a) Performance. Service Provider will provide the Services described in Schedule A (the “Base Services”). Services provided by Service Provider under this Agreement may be provided by Service Provider directly or through any of its Subsidiaries at Service Provider’s discretion.

(b) Commencement of Services. Unless otherwise agreed between Service Provider and Customer, Service Provider will begin to provide the Base Services on the Effective Date.

(c) Recipients. Service Provider will provide the Base Services to Customer and to Customer’s Subsidiaries, to the extent specified in Schedule B (which may be updated by Customer from time to time upon notice to Service Provider) (each, a “Recipient”).

(d) Subsequent Adjustments. The Parties acknowledge (i) that certain items of Equipment or Software or certain Contracts, existing as of the Effective Date,

may have been inadvertently omitted from, included in or mischaracterized under, the applicable schedules of the Separation Agreement, in which case such items will be reallocated between the Parties pursuant to Section 1.4 of the Separation Agreement, (ii) that certain assets that may be required for the provision of the Services by Service Provider may have been included in the assets transferred to Customer pursuant to the Separation Agreement and that, as a result, Service Provider may not be able to provide certain Services unless such assets are retained by Service Provider as Transition Period Assets as contemplated by Section 4.13(c) of the Separation Agreement or, if delivered to Customer, are transferred by Customer back to Service Provider and treated as Transition Period Assets under Section 4.13(c) of the Separation Agreement; and (iii) that certain Services relating to Customer’s accounts payable and banking cannot be provided unless Customer establishes banking relationships with certain banks used by Service Provider. Accordingly, the Parties agree that (A) to the extent any such omitted, included or mischaracterized item under Section 3.1(d)(i) is discovered, the discovering Party will promptly notify the other Party and promptly take the actions contemplated by Section 1.4 of the Separation Agreement, and (B) to the extent Service Provider cannot provide a Service due to either of the reasons set forth in clauses (ii) and (iii) above, in each case, the Parties will promptly take the actions contemplated by clauses (ii) and (iii) in order that the Services may be provided. If such actions result in an increase in cost that is not covered by Service Provider’s cost allocation that is used to determine its Charges to Customer, using Service Provider’s normal cost allocation methodology, then the Parties will make an equitable adjustment to the Charges and impacted schedules, all of which adjustments will be reviewed and considered through the Change Management Process. In no event will any adjustment to the Service provide Service Provider with a greater degree of discretion than it has with respect to the existing Services.

3.2 Substantive Business Decisions Prohibited.

(a) Notwithstanding anything to the contrary contained in this Agreement or the accompanying schedules, none of Service Provider Parties, Subcontractors or Service Provider Personnel will make any substantive business decisions with respect to Customer in performing Services (including, by performing any non-ministerial sales or marketing activities for Customer). Each provision of this Agreement and the accompanying schedules will be interpreted in a manner consistent with this Section 3.2.

(b) Notwithstanding anything to the contrary contained in this Agreement or the accompanying schedules, Customer understands and agrees that Service Provider is not responsible for ensuring Customer’s regulatory and legal compliance and that the Services are not a substitute for Customer’s performance of such compliance obligation or the engagement of advisors appropriate for such compliance. All regulatory and legal compliance matters relating to the business of Customer will be exclusively the responsibility of Customer. Subject to the terms of the Separation Agreement and the Transaction Agreement, third-party claims arising from regulatory and legal compliance matters relating to the business of Customer, other than third-party claims subject to Service Provider’s indemnity obligations under Article 13, will be exclusively the liability of Customer.

4.	SERVICE PROVIDER SUBCONTRACTORS AND THIRD-PARTY CONTRACTS

4.1 Subcontractors.

(a) Use of Subcontractors. Service Provider reserves the right to use Subcontractors to assist Service Provider in the provision of the Services as Service Provider reasonably deems appropriate.

(b) Service Provider Responsibility for Subcontractors. Unless otherwise agreed, Service Provider will be responsible and liable for the Services performed by the Subcontractors and Service Provider will be Customer’s sole point of contact regarding the Services, including with respect to payment.

4.2 Customer Compliance with Third-Party Contracts. Customer agrees to be bound by and comply with the terms and conditions of Service Provider’s agreements with third parties after such time as Customer has been informed of such obligations, including the material third parties listed in Schedule D (as such schedule may be amended from time to time upon mutual written agreement of the Parties), other than Service Provider’s payment obligations under such agreements, in each case to the extent services are directly or indirectly provided to Customer under such agreements. In addition, Customer will comply with any obligations (including use restrictions and confidentiality obligations) to be performed under any Service Provider Contracts (other than Service Provider’s payment obligations under such agreements) applicable to Customer’s receipt and use of the Services, and to the extent Customer is informed in advance of such obligations.

5.	RELATIONSHIP MANAGEMENT

5.1 Relationship Managers. Each Party will appoint an individual (each, a “Relationship Manager”) who, from the Effective Date until replaced by the appointing Party, will serve as that Party’s representative under this Agreement during the Term. Each Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of the appointing Party’s obligations under this Agreement, and (b) subject to Section 15.11, be authorized to act for and on behalf of the appointing Party concerning all matters relating to this Agreement. Neither Party will reassign a Relationship Manager, unless it provides at least ten (10) days prior written notice to the other Party. If a Party terminates the employment of or reassigns its Relationship Manager or its Relationship Manager resigns, dies or becomes disabled, such Party will appoint a new Relationship Manager within thirty (30) days after such reassignment, resignation, death or disability.

5.2 Regulatory Review. Each Party will notify the other promptly of any formal request or Order by a Governmental Authority to examine records regarding Customer that are maintained by Service Provider or to examine Service Provider’s performance of the Services. Service Provider will cooperate with any such examination. Customer will reimburse Service Provider for the reasonable costs Service Provider incurs in connection with such examination.

5.3 Books and Records. During the Term, Service Provider will be provided with access, at no cost to Service Provider, to Customer’s books and records to the extent necessary for Service Provider to fulfill its obligations under this Agreement.

5.4 Change Management Process.

(a) Except as set forth in this Section 5.4, Service Provider will provide the Services in the manner agreed by the Parties prior to the commencement of providing the Services. In the event that Service Provider makes changes to its systems or services of a nature that will impact Service Provider’s provision of services to Parent and Affiliates generally, and such changes would be reasonably expected to materially impact the Customer’s business as operated by Customer and its Subsidiaries during the Term or Customer’s use of the Services, Service Provider will use the same change management process for changes to the Services that Service Provider uses to manage changes for Service Provider’s own businesses that use the same or similar services (the “Change Management Process”). Service Provider will furnish to Customer substantially the same notice (with respect to the content and the timing of the notice) as Service Provider furnishes to its own organization with respect to such modifications or changes. In connection with the Change Management Process, Service Provider will give Customer at least sixty (60) days’ advance notice regarding any such change that would be reasonably expected to materially impact the Customer’s business as operated by Customer and its Subsidiaries during the Term or Customer’s use of the Services. At Customer’s request, the Parties will discuss in good faith any reasonable accommodations to address Customer’s needs or requests with respect to the changed Services, unless such Services have been eliminated by Service Provider substantially on a company-wide basis; provided, however, that the ultimate decision as to how to manage any change in the Services to maintain comparable Services and how to implement any change in the Services will be made solely by Service Provider, and Service Provider will not be obligated to maintain any legacy system as an accommodation to Customer in the event of any such company-wide change in Services. No advance notice by Service Provider to Customer will be required in the event of any emergency need for a change in the Services, whether to maintain the Services or to maintain Service Provider’s provision of interrelated services internally or to third parties, provided that the Services resume as the same may be modified by Service Provider pursuant to this Section 5.4(a) after the emergency ceases to exist.

(b) For the avoidance of doubt, Service Provider reserves the right to make changes to the Services in the ordinary course of business to conduct Service Provider’s planned maintenance and upgrade activities on a company-wide basis; provided, that Service Provider will provide advance notice as soon as is reasonably practicable. Customer acknowledges that its failure to comply with Service Provider’s then-current work processes, policies, and procedures for use of the Services may impair performance or utility of the Services.

5.5 Dispute Resolution. Any dispute, controversy or claim by Service Provider or any of its Subsidiaries (collectively, the “Service Provider Group”) against Customer or any of its Subsidiaries (collectively, the “Customer Group”) or vice versa in connection with this Agreement (a “Direct Claim”) will be resolved by the Parties in accordance with Section 7.14 of the Separation Agreement, except that any executive level discussions to be held pursuant to Section 7.14 of the Separation Agreement with regard to such dispute, controversy or claim will be held by Customer’s Chief Executive Officer or Chief Financial Officer (or his or her designee) and Service Provider’s President of Global Business Services (or his or her designee); provided, however, that, for the avoidance of doubt, the limitations on liability set forth in Section 13.5 will apply to any dispute resolution related to this Agreement. Service Provider will continue to provide Services during the pendency of any dispute. Notwithstanding the foregoing, either Party may seek injunctive or equitable relief in any court of competent jurisdiction.

6.	FACILITIES

6.1 Use of Customer Facilities.

(a) General. Customer will provide Service Provider, at no charge, the space, office furnishings, janitorial service, telephone service, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services at Customer’s premises that Service Provider may reasonably need to provide the Services (collectively, the “Customer Facilities”). In addition, Customer will provide necessary data storage space for backup data files and will provide additional data storage space that may be required by any change in retention schedules required by Customer. Service Provider’s employees will have reasonable access to the Customer Facilities twenty-four (24) hours a day, seven (7) days a week as reasonably necessary to provide the Services. To the extent that any Service Provider Personnel require or have access to any Customer Systems, Service Provider will, and will require that all Service Provider Personnel who have access to Customer Systems, including computer or electronic data storage systems, limit their access to those portions of such systems for which they are authorized in connection with their provision of the Services. Service Provider will (i) limit such access to those Service Provider Personnel who are authorized to provide the Services and (ii) adhere to Customer’s reasonable standard security rules and procedures for use of Customer Systems. All user identification numbers and passwords disclosed to Service Provider to permit any Service Provider Personnel to access the Customer Systems will be deemed to be, and will be treated as, Customer’s Confidential Information. Service Provider will cooperate with Customer in the investigation of any apparent unauthorized access by Service Provider Personnel to Customer Systems. Customer will, in its sole discretion be entitled to approve or restrict access to Customer Systems by any Service Provider Personnel; provided, however, Customer will consult with Service Provider prior to restricting any Service Provider Personnel’s access to Customer Systems regarding the impact of such decision on the provision of Services and, at Customer’s request, the Parties will discuss in good faith any reasonable accommodations to address Customer’s needs or reasonable requests. If and to the extent that Service Provider cannot provide Services because of Customer’s restrictions on access to Customer Systems by any Service Provider Personnel, Service Provider will use commercially reasonable efforts to develop and implement arrangements to place Customer, insofar as reasonably practicable, in the same position as if such Service had been provided as contemplated hereby. For the avoidance of doubt, if it is not reasonably practicable to implement such arrangements, Service Provider has no obligation to continue to provide such Services.

(b) Service Provider’s Obligations. To the extent Service Provider is using any part of a Customer Facility to perform the Services, Service Provider will comply with Customer’s reasonable standard policies and procedures, as made available to Service Provider, regarding access to and use of the Customer Facilities.

6.2 Service Provider Facilities and Systems.

(a) Service Provider Facilities. Service Provider may perform the Services in such facilities maintained by Service Provider or its Subcontractors or Affiliates (collectively, “Service Provider Facilities”) as Service Provider reasonably deems appropriate.

(b) Access to Service Provider Systems. Customer will, and will require that all Recipient Personnel who have access to Service Provider Systems in accordance with the provisions of Section 11.3(b), including computer or electronic data storage systems, limit their access to those portions of such systems for which they are authorized in connection with their receipt and use of the Services. Customer will (i) limit such access to those Recipient Personnel who are authorized to use the Services in accordance with the provisions of Section 11.3(b), (ii) maintain and make available to Service Provider a written list of the names of each individual who will be granted such access, and (iii) adhere to Service Provider’s security rules and procedures for use of Service Provider Systems. All user identification numbers and passwords disclosed to Recipients to permit any Recipient Personnel to access the Service Provider Systems will be deemed to be, and will be treated as, Service Provider’s Confidential Information. Customer will cooperate with Service Provider in the investigation of any apparent unauthorized access by Recipient Personnel to Service Provider Systems. Service Provider will, in its sole discretion, be entitled to approve or restrict access to Service Provider Systems by any Customer contractor.

7.	TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS

7.1 Customer Owned Technology.

(a) Definition. The term “Customer Owned Technology” means: (i) Technology owned by Customer on the Effective Date (and following the completion of the transactions contemplated in the Transaction Agreement); (ii) Technology developed or acquired by Customer or its third-party service providers (other than Service Provider) after the Effective Date; (iii) derivative works, modifications and enhancements to any of the foregoing; and (iv) all Intellectual Property subsisting in any of the foregoing.

(b) Ownership by Customer; License to Service Provider. Customer Owned Technology will be owned exclusively by Customer. As of the Effective Date, Customer hereby grants to Service Provider (and solely to the extent necessary for Service Provider to provide the Services, to the Subcontractors) a non-exclusive, worldwide, non-transferable (except as provided in Section 15.2), revocable, fully paid-

up, royalty-free right and license, solely during the Term, to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create derivative works of the Customer Owned Technology made available by Customer to Service Provider pursuant to this Agreement for the express and sole purpose of providing the Services. Except as otherwise requested or approved by Customer, Service Provider will, and will cause the Service Provider Personnel to, (i) assign and transfer to Customer all rights that Service Provider or Service Provider Personnel may have in any Customer Owned Technology and (ii) cease all use of Customer Owned Technology upon the later of the end of the Term and the completion of any Termination Assistance Services.

7.2 Service Provider Owned Technology.

(a) Definition. The term “Service Provider Owned Technology” means Technology owned by Service Provider or a Service Provider Affiliate or Subcontractor from and after the Effective Date and used in connection with the Services, including any modifications, enhancements or derivative works of such Technology or any new Technology developed by Service Provider, other than Technology to the extent comprising derivative works, modifications or enhancements to any Customer Owned Technology.

(b) Ownership by Service Provider; License to Customer. Service Provider Owned Technology will be owned exclusively by Service Provider. In addition to any other license rights granted hereunder, Service Provider hereby grants to each Recipient a non-exclusive, worldwide, non-transferable (except as provided in Section 15.2), revocable, fully paid-up, royalty-free right and license solely during the Term, to the extent required to fully and completely use the Services, to use all Intellectual Property in Service Provider Technology. The Parties acknowledge that such right and license may be subject to additional terms and conditions as described in and subject to Section 4.2, and, except as otherwise provided herein, will terminate upon the termination of the Services. As between the Parties, all Internet addresses, network identification, access codes and telephone numbers provided or issued to Customer or its users by Service Provider or Service Provider Personnel, and not transferred to Customer pursuant to the Separation Agreement, will be and remain the sole property of Service Provider.

7.3 No Implied Licenses; Residuals. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property in any Technology owned by the other Party or any Affiliate of the other Party. Subject to the foregoing sentence, Service Provider will be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques that are required or used in the course of providing the Services.

7.4 Required Consents.

(a) Service Provider will, in consultation with Customer, use commercially reasonable efforts to obtain any Required Consents not obtained by the Effective Date with respect to the Software, materials, Equipment and third-party Contracts supplied by Service Provider that are necessary for Service Provider to provide or for Customer to receive Services under this Agreement. Customer will be responsible for the payment of any fees or other charges (approved in writing by Customer, and that Customer’s failure to approve will excuse Service Provider from providing the related Services and all other Services that are dependent upon such related Services) required to be paid to a third party in order to obtain any such Required Consents not obtained by the Effective Date. Service Provider makes no warranty as to the receipt of any Required Consents by the Effective Date.

(b) Customer will use commercially reasonable efforts to obtain all Required Consents with respect to the Software, materials, Equipment and third-party Contracts that Customer provides or makes available to Service Provider in connection with the Services under this Agreement. Customer will be responsible for the payment of any fees or other charges (approved in writing by Customer, and that Customer’s failure to approve will excuse Service Provider from providing the related Services and all other Services that are dependent upon such related Services) required to be paid to a third party in order to obtain any such Required Consents.

(c) If at any time after the Effective Date either Party identifies or becomes aware of the need to obtain a Required Consent, such Party will promptly inform the other Party. Customer will be responsible for the payment of any fees or other charges (approved in writing by Customer, and that Customer’s failure to approve will excuse Service Provider from providing the related Services and all other Services that are dependent upon such related Services) required to be paid to a third party in order to obtain any such Required Consents.

(d) If Service Provider or Customer, as applicable, is unable to obtain a Required Consent, regardless of when the need to obtain such consent arises, then, unless and until such Required Consent is obtained, the Parties will use their commercially reasonable efforts to determine and adopt such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If despite using commercially reasonable efforts, the Parties are unable to adopt an alternative approach, then the affected Services will be terminated and the Parties will equitably adjust the pricing specified in this Agreement to reflect the reduced scope of Services; provided, however, that Service Provider may elect, at its sole discretion, to provide an affected Service despite the absence of a Required Consent; provided, further, that, in the event that Service Provider makes such election without the prior approval of Customer, Service Provider will be solely responsible for any liability arising as a result of Service Provider providing such Service despite the absence of a Required Consent.

(e) Notwithstanding anything to the contrary in this Agreement, Service Provider will not be required to make any payments, incur any liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any Required Consent, except to the extent that Customer agrees to reimburse and make whole Service Provider to Service Provider’s reasonable satisfaction for any payment or other accommodation made by Service Provider at Customer’s request.

8.	CUSTOMER DATA AND PHYSICAL SECURITY

8.1 Definition. The term “Customer Data” means (i) any Information of Customer, its Affiliates or Recipients, or their respective vendors, customers or other business partners that is provided to or obtained by Service Provider in the performance of its obligations under this Agreement, including data and Information regarding Customer’s businesses, customers, operations, facilities, products, consumer markets, assets and finances, and (ii) any data or Information to the extent related to Customer or Customer’s business that is collected or processed in connection with the Services. For avoidance of doubt, Customer Data does not include data about the Service Provider Systems or Service Provider Technology.

8.2 Ownership. As between Customer and Service Provider, Customer owns and will continue to own all right, title and interest in and to all Customer Data. Service Provider will not sell, assign, lease or otherwise dispose of or commercially exploit Customer Data or use Customer Data for any purpose other than to provide the Services.

8.3 Data Security. Service Provider will establish and maintain safeguards against the destruction, loss or alteration of Customer Data in its possession that are no less rigorous than those in effect for Service Provider’s operations.

8.4 Physical Security for Facilities. Service Provider will be responsible for all security procedures at any Service Provider Facilities. Customer will provide all necessary security personnel and security equipment at the Customer Facilities.

9.	CONFIDENTIALITY

9.1 Confidential Information. As used herein, “Confidential Information” means any Information of Service Provider or Customer that is not generally known to the public and at the time of disclosure is identified, or would reasonably be understood by the receiving Party, to be proprietary or confidential, whether disclosed in oral, written, visual, electronic or other form, and which the receiving Party (or its contractors or agents) observes or learns in connection with this Agreement. Confidential Information includes: (a) business plans, strategies, forecasts, projects and analyses; (b) financial information and fee structures; (c) business processes, methods and models; (d) employee and vendor information; (e) hardware and system designs, architectures, structure and protocols; (f) product and service specifications; (g) manufacturing, purchasing, logistics, sales and marketing information; and (h) the terms and conditions of this Agreement.

9.2 Obligations. The receiving Party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing Party as the receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate (and in any event will use commercially reasonable efforts in such regard). The receiving Party will: (a) use the disclosing Party’s Confidential Information only in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder; and (b) not disclose the disclosing Party’s Confidential Information except to

(i) its employees, agents and contractors, who have a need to know such Confidential Information in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder and who have executed Contracts obligating them to keep the Confidential Information confidential, or (ii) its legal, financial or other professional advisors as reasonably necessary. The receiving Party is liable for any unauthorized disclosure or use of Confidential Information by any of its personnel, agents, subcontractors or advisors. The receiving Party will promptly report to the disclosing Party any breaches in security of the receiving Party that may materially and adversely affect the disclosing Party and specify the corrective action taken.

9.3 Exceptions to Confidential Treatment.

(a) The obligations set forth in Section 9.2 do not apply to any Confidential Information that the receiving Party can demonstrate: (i) is or becomes generally available to the public, other than as a result of a disclosure by the receiving Party or its Affiliates not otherwise permissible hereunder; or (ii) was or became available to the receiving Party from a source other than the disclosing Party or its Affiliates, except that, in the case of clause (ii), the source of such Confidential Information was not known to the receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing Party with respect to such Confidential Information. Notwithstanding anything in this Section 9.3 to the contrary, Confidential Information of Customer exclusively used in the Snacks Business will in no event be included within the exception in clause (ii) herein and will be subject to Section 9.2 above.

(b) If a receiving Party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party, the Party receiving such request or demand will use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party will have an opportunity to seek an appropriate protective Order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to seek to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent (and only in such amount) required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

9.4 Return or Destruction. Upon the termination or expiration of the Services, each Party will return or certify the destruction of the other Party’s Confidential Information in such other Party’s possession or control.

10.	COMPENSATION

10.1 Service Fee.

(a) Customer will pay to Service Provider a one-time start-up fee based on the principles set forth on Schedule C as reimbursement of the fees and expenses incurred by Service Provider and its Subsidiaries in connection with the preparation of providing the Services to Customer, but in no event will such start-up fee include, any costs or expenses associated with any Asset or Liability transfer related to the internal reorganization contemplated by the Separation Agreement.

(b) Customer will pay Service Provider a monthly fee for each Service, which will be calculated on the basis set forth on Schedule C. Upon early termination of any individual Service(s) pursuant to Section 14.1(b), the Parties will cooperate in good faith to adjust the monthly charges paid by Customer hereunder to correspond with the actual Service(s) being provided. Upon the extension of any individual Service(s) pursuant to Article 2, Customer will pay to Service Provider the charges set forth in Schedule C for such Service(s) for each month of additional service; provided, however, that if Customer extends only certain individual Services within a “Service Bundle” set forth in Schedule C, the Parties will cooperate in good faith to adjust the monthly charges paid by Customer to correspond with the scope of Services in such “Service Bundle” which are being extended.

10.2 Other Expenses. Customer will reimburse Service Provider for reasonable out-of-pocket expenses incurred by Service Provider in connection with its performance of the Services and not included in the Charges. Service Provider will provide Customer with reasonable documentation regarding any such out-of-pocket expenses.

10.3 Service Taxes. In addition to the amounts described in Section 10.1, Customer will pay, and hold Service Provider harmless against, any Service Taxes applicable to the provision of the Services, which, for the avoidance of doubt, will not include any income or franchise taxes. As soon as practicable after the Effective Date, Customer will apply for and use its best efforts to obtain and thereafter maintain, and timely provide to Service Provider, a direct pay permit. Customer will also provide Service Provider with timely resale or other applicable exemption certificates. Service Provider and Customer will cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any Service Taxes relating to the transactions contemplated by this Agreement, including, where appropriate, requiring their Affiliates within a country to enter into a companion Contract for purchase of Services within such country; provided, however, that nothing in this Section 10.2 will obligate Service Provider to cooperate with, or assist, Customer in any arrangement proposed by Customer that would, in Service Provider’s reasonable discretion, have a detrimental effect on Service Provider or any of Service Provider’s Affiliates. If Service Provider (or any of Service Provider’s Affiliates) receives a Refund of Service Taxes paid by Customer, it shall remit to Customer, within 30 days, the amount of such Refund net of any taxes incurred by Service Provider (or any of Service Provider’s Affiliates) in connection with such Refund.

10.4 Invoicing and Payment. Service Provider will invoice Customer monthly in arrears. Payment of all undisputed amounts is due thirty (30) days following the date of invoice. Payments of undisputed amounts past due, or disputed amounts determined to be due after the resolution of such dispute, will bear interest calculated on a per annum basis from the due date to the date of actual payment at the Interest Rate. Customer will make payments under this Agreement by electronic funds transfer in accordance with payment instructions provided by Service Provider from time to time. In the event the Parties’ Affiliates enter into companion Contracts for the Services, Customer will remain responsible for paying any undisputed amounts which are not paid when due by Customer’s Affiliates under such companion Contracts.

11.	REPRESENTATIONS AND WARRANTIES; OTHER AGREEMENTS

11.1 Authority. Each Party represents and warrants to the other that: (i) it has all requisite legal and corporate power to execute and deliver this Agreement; (ii) it has taken all corporate action necessary for the authorization, execution and delivery of this Agreement; (iii) no Contract with any other Person exists or will exist which would interfere with its obligations hereunder; and (iv) this Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement. Each Party’s warranty in clause (iii) above is subject to the obtainment of all Required Consents.

11.2 Compliance with Laws. Each Party represents and warrants that it is duly licensed or qualified to do business and is in good standing in every jurisdiction in which a license or other qualification is required for the conduct of its business, except where the failure to be so licensed or qualified would have no material adverse effect on its ability to fulfill its obligations under this Agreement.

11.3 Standard of Performance; Standard of Care.

(a) Unless otherwise specified in this Agreement or any applicable schedule to this Agreement, the Services will be performed initially in substantially the same manner and in substantially the same locations that such Services were generally performed by Service Provider for Customer’s business immediately prior to the Effective Date, and thereafter will continue to be performed in substantially the same locations and in substantially the same manner as Service Provider generally performs such services for its own retained businesses, except to the extent such Services are limited or changed because of the separation of Customer’s and Service Provider’s businesses as contemplated by the Separation Agreement. The Services will include reports provided by Service Provider for Customer’s business immediately prior to the Effective Date, and thereafter will continue to be provided in substantially the same manner as Service Provider generally provides such reports for its own retained businesses, except to the extent the reports are limited or changed because of the separation of Customer’s and Service Provider’s businesses as contemplated by the Separation Agreement. Customer may request additional reporting and Service Provider will consider and respond in good faith to such requests; provided, however, nothing herein will be construed as obligating Parent to provide any reports other than reports provided by Service Provider for Customer’s business immediately prior to the Effective Date.

(b) In no event will Service Provider be required to do any of the following: (i) make any customization to the Services (or Service Provider’s associated systems or processes) that are unique to Customer, beyond the customizations that Service Provider elects to make to support its own shared services environment, except for customizations that are expressly agreed upon in writing by Service Provider and Customer, (ii) provide access to Service Provider’s Systems to Recipient Personnel, other than those Recipient Personnel who were employees of Service Provider prior to the Effective Date that had access to Service Provider systems during such time (or those persons hired after the Effective Date to replace such Recipient Personnel, regardless of whether they had prior access to Service Provider systems); provided, that Customer and such Recipient Personnel comply with the requirements of Section 6.2, (iii) provide Services in a location other than locations where Services were provided prior to the Effective Date, or to the extent employees at any facility contemplated by the Facilities Agreement are moved to another facility within 50 miles of such facility, or (iv) provide reports incremental to those provided prior to the Effective Date. To the extent Customer implements work-from-home arrangements or other non-facility work arrangements for Continuing Employees who are moving from a facility provided under Facilities Agreement, Service Provider will discuss with Customer in good faith the feasibility and mechanics of providing Services for such arrangements. Prior to the Closing, Service Provider will use commercially reasonable efforts to develop an alternative means to provide access during the Term of this Agreement to information related to the Snack Business to Recipient Personnel not covered by Section 11.3(b)(ii).

(c) Notwithstanding the foregoing, Service Provider has no obligation to perform its obligations pursuant to this Section in a manner that exceeds Service Provider’s past practices, policies and procedures for Services. Nothing in this Agreement will require Service Provider or any of its Affiliates to perform the Services in a manner that would constitute a violation of applicable Laws.

11.4 Internal Cost Allocation. Service Provider represents and warrants to Customer that the seven (7%) percent mark-up used to calculate Charges for Base Service Delivery Costs and Pass Through Costs as set forth in Schedule C is the same mark-up used by Service Provider when charging most other Service Provider Parties for the same services for the purposes of Service Provider Parties’ internal accounting.

11.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, EACH PARTY MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

12.	INSURANCE

12.1 Coverages. At all times during the Term, both Parties will procure and maintain, at their own expense and for their own benefit, Comprehensive/Commercial General Liability insurance (including Professional Liability and Contractual Liability coverages) with a bodily injury, death and property damage combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Each policy of insurance to be maintained hereunder will name the other Party, including its Affiliates, and the officers, directors and employees of each, as additional insureds.

In addition, both Parties will maintain in full force and effect during the Term the following insurance coverage:

(i) Comprehensive Automobile Liability insurance covering owned, hired and non-owned vehicles with minimum limits of $1,000,000 per person and $1,000,000 per occurrence for bodily injury and $1,000,000 property damage or combined single limit of $1,000,000.

(ii) Workers’ Compensation insurance with limits as required by the Laws of the states in which the Party’s employees are employed, and Employer’s Liability insurance with minimum limit of $1,000,000 per occurrence.

12.2 Policies. Upon the written request of Customer, Service Provider will cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are in force.

12.3 Risk of Loss. Service Provider will be responsible for the risk of loss of, or damage to, any property of Customer or the other Recipients at a Service Provider Facility, unless such loss or damage was caused by the acts or omissions of Customer or an agent of Customer. Customer will be responsible for the risk of loss of, or damage to, any property of Service Provider and its Affiliates and subcontractors at a Customer Facility unless such loss or damage was caused by the acts or omissions of Service Provider or an agent of Service Provider.

13.	INDEMNITIES, PROCEDURES AND LIMITATIONS.

13.1 Indemnification by Customer. Customer agrees to indemnify, hold harmless and defend Service Provider and its Affiliates and their respective directors, officers and employees (the “Service Provider Parties”), from and against any and all Losses suffered or incurred by any Service Provider Parties in connection with a claim by a Person (including any Governmental Authority) who is not a member of the Service Provider Group or Customer Group arising out of any of the following:

(a) any breach of this Agreement by Customer or its Affiliates;

(b) third-party claims for which Customer is liable under Section 3.2;

(c) any Service Taxes, including any interest and penalties, that are the responsibility of Customer under Section 10.3;

(d) any gross negligence or willful misconduct of Customer or any Recipient in connection with the use of the Services;

(e) any alleged infringement or misappropriation by Customer or any Recipient of any Software, Technology or any other Intellectual Property developed,

used, or made accessible in connection with the Services, except to the extent caused by infringement or misappropriation by Service Provider, Service Provider Affiliates or any of their respective Subcontractors or the Service Provider Personnel of such Software, Technology, or other Intellectual Property, or by the violation by any such Persons of any license terms or usage instructions pertaining thereto; or

(f) any personal injury to employees of Customer or its Affiliates (or any other persons designated by Customer) while at the Service Provider Facilities, to the extent such Losses do not result from the negligence or willful misconduct of Service Provider.

13.2 Indemnification by Service Provider. Service Provider agrees to indemnify, hold harmless and defend Customer and its Affiliates and their respective directors, officers and employees (the “Customer Parties”), from and against any and all Losses suffered or incurred by any Customer Parties in connection with a claim by a Person (including any Governmental Authority) who is not a member of the Service Provider Group or Customer Group arising out of any of the following:

(a) any breach of this Agreement by Service Provider, its Affiliates, Subcontractors or Service Provider Personnel;

(b) any gross negligence or willful misconduct of Service Provider, its Affiliates, Subcontractors or Service Provider Personnel in connection with the provision of the Services;

(c) any alleged infringement or misappropriation by Service Provider, its Affiliates, Subcontractors and Service Provider Personnel of any Software, Technology or any other Intellectual Property developed, used, or made accessible in connection with the Services, except to the extent caused by infringement or misappropriation by Customer or a Recipient or any of their respective contractors of such Software, Technology, or other Intellectual Property, or by the violation by any such Persons of any license terms or usage instructions provided to Customer by Service Provider in accordance with Section 4.2; or

(d) any personal injury to employees of Service Provider or Service Provider Affiliates (or any other persons designated by Service Provider) while at the Customer Facilities, to the extent such Losses do not result from the negligence or willful misconduct of Customer.

13.3 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article 13 will be (a) net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance) and (b) reduced to take account of the actual amount by which the Service Taxes of the Indemnitee or its Affiliates will be reduced by such Loss. If any Loss related to a claim by an Indemnitee or its Affiliates is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use commercially reasonable efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. If the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss.

13.4 Indemnification Procedure. The Party or Parties making a claim for indemnification under Section 13.1 or Section 13.2 (collectively, “Third-Party Claims”) will be, for the purposes of this Agreement, referred to as the “Indemnitee” and the Party against which such claims are asserted under this Article 13 will be, for the purposes of this Agreement, referred to as the “Indemnifying Party”. All Third-Party Claims by any Indemnitee under this Article 13 will be asserted and resolved as follows:

(a) If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Service Provider Group or Customer Group of any Third-Party Claim or of the commencement by any such Person of any Action with respect to a Third-Party Claim, such Indemnitee will give such Indemnifying Party prompt written notice (a “Claim Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 13.4(a) will not relieve the related Indemnifying Party of its obligations under this Article 13, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(b) The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 45 days after receipt of a Claim Notice from the Indemnitee of the commencement of any Action or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article 13, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to affect in any material and adverse respect the operations of (x) Service Provider or its Affiliates, if Customer is the Indemnifying Party, or (y) Customer or its Affiliates, if Service Provider is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of the such claims, the Indemnifying Party may elect to agree to be fully responsible for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A) through (C) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 13.4(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 13.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

(c) From and after the delivery of a Claim Notice under this Article 13, at the reasonable request of the Indemnifying Party, the Indemnitee will grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnitee to the extent reasonably related to the matters to which the Claim Notice relates. All such access will be granted during normal business hours and will be granted under conditions that will not unreasonably interfere with the businesses and operations of such Indemnitee. The Indemnifying Party will not, and will cause its representatives not to, use (except in connection with such Claim Notice or such Third-Party Claim) or disclose to any third person or entity other than the Indemnifying Party’s representatives (except as may be required by Law) any information obtained pursuant to this Section 13.4(c), which is designated as confidential by the Indemnitee.

(d) With respect to any Third-Party Claim for which Customer or Service Provider may have liability under this Agreement, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

13.5 Limitations on Liability.

(a) Subject to the specific provisions and limitations of Section 13.4 and this Section 13.5, it is the intent of the Parties that each Party will be liable to the other Party for any Losses as to which such other Party is entitled to indemnification under Sections 13.1 or 13.2 and, with respect to a breach of this Agreement, for any Losses with respect to Direct Claims under Section 5.5 resulting from a breaching Party’s unexcused failure to perform its obligations under this Agreement.

(b) Except for Losses arising out of or relating to (i) Service Provider’s obligation to remit amounts to Customer, (ii) gross negligence or willful misconduct or breach of Article 9 or (iii) Service Provider’s indemnity obligations for Third-Party Claims set forth in Section 13.2, the total aggregate liability of Service Provider for breach of this Agreement will be limited to the aggregate amount of Charges paid to Service Provider by Customer under this Agreement.

(c) Except for Losses arising out of or relating to (i) Customer’s obligation to pay the Charges due under this Agreement, (ii) gross negligence or willful misconduct or breach of Article 9, or (iii) Customer’s indemnity obligations for Third-Party Claims set forth in Section 13.1, the total aggregate liability of Customer for breach of this Agreement will be limited to the aggregate amount of Charges paid to Service Provider by Customer under this Agreement.

(d) Each Party will use its commercially reasonable efforts to mitigate Losses for which it seeks recourse hereunder, including by promptly pursuing recovery under available insurance policies, provided, however, that the failure of such Party to successfully mitigate such Losses will not affect such Party’s right to seek recourse with respect to such Losses so long as such Party has used its commercially reasonable efforts to mitigate.

(e) Regardless of any other rights under any other agreements or mandatory provisions of Law, neither Service Provider nor Customer will have the right to set-off the amount of any Loss it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to the other Party, whether under this Agreement or otherwise.

13.6 Indemnification and Limitations on Liability Relating to Negligence and Strict Liability. ALL INDEMNITIES AND LIMITATIONS ON LIABILITY CONTAINED IN THIS ARTICLE 13 WILL APPLY WHETHER OR NOT THE INDEMNITEE OR PARTY CLAIMING DAMAGES WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON SUCH INDEMNITEE OR PARTY.

13.7 Waiver of Subrogation. Service Provider will use commercially reasonable efforts to cause its insurers to waive their rights of subrogation against Customer with respect to any Losses. Likewise, Customer will use commercially reasonable efforts to cause its insurers to waive their rights of subrogation against Service Provider with respect to any Losses.

13.8 Exclusive Remedy. From and after the Effective Date, the sole and exclusive remedy of a Party with respect to (a) any and all Third-Party Claims relating to this Agreement will be pursuant to the indemnification provisions set forth in this Article

13, and (b) Losses for Direct Claims will be pursuant to Section 5.5. In furtherance of the foregoing, each Party hereby waives, from and after the Effective Date, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article 13 or Direct Claims pursuant to Section 5.5, and other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws (including with respect to environmental matters generally, or any matters under CERCLA specifically) and arising out of the transactions contemplated by this Agreement.

14.	TERMINATION

14.1 Termination Rights.

(a) Termination for Cause. In addition to, and not in limitation of, any other termination rights set forth in this Agreement, either Party may, by giving written notice to the other Party, terminate this Agreement if such other Party commits a material breach of this Agreement (a “Default”), which Default is not cured within thirty (30) days after notice of the Default. For purposes hereof, non-payment by Customer of any undisputed charges by the applicable due date will be deemed a Default.

(b) Termination for Convenience. Customer may terminate this Agreement or any individual Service (including any individual Service within a “Service Bundle” set forth in Schedule C), if such individual Service(s) can be segregated from the other Services that will continue to be provided, at any time by giving Service Provider at least thirty (30) days prior written notice designating the termination date. Upon any such termination for convenience, Customer will remain liable for fees and expenses for all properly performed Services up to the effective date of termination.

(c) For Insolvency. If either Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for Service Provider, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration, or (v) enters into a Contract for the extension or readjustment of substantially all of its obligations, then the other Party may terminate this Agreement for cause as of a date specified in a written termination notice.

14.2 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect including the following: this Section 14.2, Sections 7.1(b), 7.2(b), and 8.2, and Articles 9, 13 (subject to Section 15.13) and 15.

14.3 Rights Upon Termination or Expiration. At Customer’s request and expense, Service Provider will provide Customer with reasonable information and assistance to facilitate the transition responsibility for the Services to Customer or its designee (“Termination Assistance Services”). The provision of such Termination Assistance Services will be subject to the Parties’ agreement on a detailed work plan and the availability of the applicable Service Provider resources. In no event will Service Provider be required to provide any specialized or customized services as part of the Termination Assistance Services.

15.	GENERAL

15.1 Construction.

(a) References to Customer Includes Recipients. Customer is fully responsible and liable for the Recipients’ compliance with this Agreement, and any actions, omissions, or materials provided by any Recipients other than Customer will be deemed to be Customer’s actions, omissions, or materials provided by Customer.

(b) General. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

15.2 No Third-Party Beneficiaries; Assignability. Except for the provisions of Article 13 with respect to indemnification of Service Provider Parties and Customer Parties, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Service Provider Group or Customer Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to one of its Affiliates or Subsidiaries, provided that such Person agrees in writing to be bound by the terms and conditions contained in this Agreement, and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or other obligations in the event of a breach of this

Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

15.3 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

15.4 Entire Agreement. This Agreement, including any related annexes, schedules and exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

15.5 Force Majeure.

(a) “Force Majeure Event” means any event beyond the reasonable control of the Party affected that significantly interferes with the performance by such Party of its obligations under this Agreement, including acts of God, strikes, lockouts or other labor or industrial disputes or disturbances, civil disturbances, arrests or restraint from rulers or people, interruptions by Orders, present and future valid Orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor, or secure materials upon terms deemed practicable by the Party affected (including inability to secure materials by reason of allocations, voluntary or involuntary, promulgated by authorized governmental agencies), epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakage or accident to machinery.

(b) If a Force Majeure Event is claimed by either Party, the Party making such claim will orally notify the other Party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, will provide the other Party with written notice of such Force Majeure Event within five (5) days after the occurrence of such Force Majeure Event.

(c) Except for Customer’s obligations to make payments hereunder and except for Service Provider’s obligation to remit payments to Customer, neither Party hereto will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either Party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such Party relying on the Force Majeure

Event will (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such Party’s obligations hereunder and (ii) provide prompt notice to the other Party of the cessation of the Force Majeure Event.

(d) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied using commercially reasonable efforts. It is understood and agreed that nothing in this Section 15.5 will require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the Party having the difficulty.

15.6 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will cooperate with each other and use commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

15.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF

SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.7.

15.8 Independent Contractors. Service Provider is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an employee of Customer or, except for authorizations specifically described in a schedule with respect to a particular function, an agent of Customer. Any provision in this Agreement or any action by Customer, that may appear to give Customer the right to direct or control Service Provider in performing under this Agreement means that Service Provider will follow the desires of Customer in results only.

15.9 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to Service Provider:

[Name and address]

Attention: Chief Financial Officer

Facsimile:

With a copy to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek

                  Randi C. Lesnick

Facsimile: (212) 755-7306

(ii)	If to Customer:

Diamond Foods, Inc.

600 Montgomery Street, 17th Floor

San Francisco, CA 94111

Attn: Chief Financial Officer

Facsimile: (209) 933-6861

with a copy to (which will not constitute notice):

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Douglas N. Cogen

                  David K. Michaels

Facsimile: (415) 281-1350

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 15.9.

15.10 Publicity. Except as otherwise required by Law, each of Service Provider and Customer will consult with the other and obtain the prior written consent of the other before issuing, or permitting any agent or Affiliate of such Party to issue, any press releases or otherwise making, or permitting any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

15.11 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 15.11(a) and will be effective only to the extent in such writing specifically set forth.

15.12 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

15.13 Limitation. Any Action pursuant to this Agreement, including but not limited to any claim of indemnification, must be commenced within six (6) months after the expiration or termination of this Agreement; provided, however, that for any Action commenced prior to the expiration of such six (6) months period, the Action will continue until finally resolved.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives, to be effective as of the Effective Date.

[SERVICE PROVIDER]	THE WIMBLE COMPANY

By:	By:
Name:	Name:
Title:	Title: